As filed with the Securities and Exchange Commission on October 28, 2011
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FLAMEL TECHNOLOGIES SA
(Exact name of registrant as specified in its charter)

Republic of France
(State or other jurisdiction
of incorporation or organization)

Not applicable
(I.R.S. Employer
Identification No.)

Parc Club du Moulin a Vent
33, avenue du Docteur Georges Levy
69693 Venissieux Cedex France
 (Address of Principal Executive Offices)

2007 Stock Option Plan
2010 Stock Option Plan
Plan for Allocation of Free Shares December 2007
Plan for Allocation of Free Shares April 2008
Plan for Allocation of Free Shares December 2008
Plan for Allocation of Free Shares December 2009
Plan for Allocation of Free Shares December 2010
Issue of Warrants 2008
Issue of Warrants 2009
Issue of Warrants 2010
Issue of Warrants 2011
(Full title of the plan)

Nigel J. McWilliam
Flamel Technologies
1220 L Street, NW
Suite 100-470
Washington, DC 20005-4018
(202) 862-8535
(Name, address and telephone number of agent for service)

Copy to:
William I. Intner
Hogan Lovells US LLP
100 International Drive, Suite 2000
Baltimore, MD 21202
(410) 659-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Ordinary Shares represented by American Depositary Shares	3,350,000	$4.67	(2)	$15,644,500	(2)	$1,793	(2)

(1) Each Ordinary Share is represented by one American Depositary Share.

(2) Estimated solely for calculating the amount of the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The calculation of the registration fee is based on $1,792.86, which was the average of the high and low sales price of the American Depositary Shares on the NASDAQ National Market on October 25, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents, filed with the Commission are incorporated by reference into the Registration Statement:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2010; and

(b)
The description of the Registrant’s Ordinary Shares, nominal value approximately 0.122 euro per share (the “Ordinary Shares”), and the American Depositary Shares representing the Ordinary Shares, set forth in its Registration Statement on Form F-1 on April 19, 1996, as amended, pursuant to the Securities Act.

In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (except with respect to Reports on Form 6-K, only those reports that so indicate on the cover page thereof) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered thereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Under French law, a company may purchase directors and officers’ insurance for all or part of the members of its management. A French corporation is responsible to third parties for the consequences of the decisions of its board of directors. However, if those decisions qualify as mismanagement, the relevant member of the board of directors may have to fully or partly indemnify the company. The Registrant maintains liability insurance for its directors and principal executive officers, including insurance against liabilities under the Securities Act.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

The Exhibits required to be filed as part of this Registration Statement are listed in the attached index to Exhibits.

Item 9.  Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bordeaux, France on the 27th day of October, 2011.

FLAMEL TECHNOLOGIES S.A.

By:	/s/ Stephen H. Willard
Stephen H. Willard
Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Flamel Technologies S.A. hereby severally constitutes and appoints Stephen H. Willard as the attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this Registration Statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all pre- or post-effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen H. Willard	Chief Executive	October 27, 2011
Stephen H. Willard	Officer and Director
(Principal Executive Officer)
Authorized Representative in the United States

/s/ Siân Crouzet	Principal Financial Officer	October 27, 2011
Siân Crouzet

/s/ Catherine Bréchignac	Director	October 27, 2011
Catherine Bréchignac

/s/ Guillaume Cerutti	Director	October 27, 2011
Guillaume Cerutti

/s/ Dr. Francis J.T. Fildes	Director	October 27, 2011
Dr Francis J.T. Fildes

/s/ Ambassador Craig Stapleton	Director	October 27, 2011
Ambassador Craig Stapleton

/s/ Elie Vannier	Director and Chairman	October 27, 2011
Elie Vannier

/s/ Lodewijk J.R. de Vink	Director	October 27, 2011
Lodewijk J.R. de Vink

/s/ John Vogelstein	Director	October 27, 2011
John Vogelstein

INDEX TO EXHBITS

Number	Description
4
Deposit Agreement among Flamel, The Bank of New York, as Depositary, and holders from time to time of American Depositary Shares issued thereunder (including as an exhibit the form of American Depositary Receipt) (1)

5	Opinion of Hogan Lovells International LLP regarding the legality of the securities being registered
23.1	Consent of PriceWaterhouseCoopers
23.2	Consent of Hogan Lovells International LLP (included in Exhibit 5)
24	Power of Attorney (reference is made to the signature page)

(1)  Incorporated by reference to Post-Effective Amendment No. 1 to the Company’s registration statement on Form F-6 filed July 26, 2001, as amended (No. 333-12790).